Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Third Quarter and Nine Months 2010 Financial Results

ORLANDO, FLA. – November 9, 2010 – Rotech Healthcare Inc. (OTCBB: ROHI.OB) (the “Company”) today announced financial results for the three and nine months ended September 30, 2010.

Highlights for the three and nine months ended September 30, 2010 include:

GROWTH

•	As of September 30, 2010 revenue generating patients in the core product lines of oxygen and CPAP grew 8% compared to September 30, 2009.

ADJUSTED EBITDA1

•	Adjusted EBITDA increased to $28.2 million for the three months ended September 30, 2010 from $22.7 million for the three months ended September 30, 2009

•	Adjusted EBITDA increased to $82.5 million for the nine months ended September 30, 2010 from $66.0 million for the nine months ended September 30, 2009

•	Cash and cash equivalents of $73.5 million at September 30, 2010

•	The Company’s ratio of net debt to last twelve months Adjusted EBITDA decreased to 4.2 times compared to 4.6 times at June 30, 2010.

“We are pleased with the continued improvement in our financial and operating performance during the three and nine months ended September 30, 2010,” said Philip Carter, President and Chief Executive Officer. “With the recent refinancing of the Company’s senior debt we now look to refinancing the Company’s senior subordinated debt as soon as possible, subject to favorable Company financial performance and market conditions,” added Mr. Carter.

Liquidity and Debt

As of September 30, 2010, the Company had $73.5 million in cash. As of September 30, 2010, the Company had approximately $513.4 million of long-term debt outstanding consisting of $225.8 million payable under its senior credit facility which matures in September 2011, and $287.0 million of senior subordinated notes which mature in April 2012. On October 6, 2010, we refinanced our senior credit facility with $230.0 million of 10.75% Senior Secured Notes due 2015. These notes will mature October 15, 2015 subject to automatic shortening to December 31, 2011 if the aggregate principal amount of our senior subordinated notes has not been reduced to $10.0 million or less prior to November 30, 2011.

[1]	See accompanying tables for reconciliation to net earnings (loss).

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 434 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company’s products and services generally; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competitions, industry consolidation and referral sources; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company’s ability to meet our working capital, capital expenditures and other liquidity needs, our ability to maintain compliance with the covenants contained in our credit agreement; our ability to refinance all or part of our outstanding debt obligations on or prior to maturity; our ability to successfully transition and retain patients associated with equipment purchases; our ability to maintain current levels of collectibility on our accounts receivable; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net revenues	$125.0	$122.5	$372.7	$356.7
Costs and expenses:
Cost of net revenues	38.6	44.2	119.5	131.6
Selling, general and administrative	66.0	65.7	199.2	189.6
Provision for doubtful accounts	4.8	3.8	18.6	11.7
Depreciation and amortization	2.1	2.4	6.0	7.4

Total costs and expenses	111.5	116.1	343.3	340.3

Operating income	13.5	6.4	29.4	16.4
Other expense (income):
Interest expense, net	11.3	11.2	33.6	34.2
Other income, net	(0.1)	—	(3.6)	(1.4)

Total other expense	11.2	11.2	30.0	32.8

Earnings (loss) before income taxes	2.3	(4.8)	(0.6)	(16.4)
Federal and state income tax benefit	(0.2)	(0.3)	—	—

Net earnings (loss)	2.5	(4.5)	(0.6)	(16.4)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1	0.3	0.3

Net earnings (loss) attributable to common stockholders	$2.4	$(4.6)	$(0.9)	$(16.7)

Net earnings (loss) per common share:
Basic	$0.09	$(0.18)	$(0.04)	$(0.66)

Diluted	$0.09	$(0.18)	$(0.04)	$(0.66)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 2

Reconciliations of Net Earnings (Loss) to Adjusted EBITDA

Use of Non-GAAP Measures

We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items, consistent with definitions provided in our credit agreement, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition we use Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the three months ended September 30,		For the nine months ended September 30,
(dollars in millions)	2010	2009	2010	2009
Adjusted EBITDA(1)
Net earnings (loss)	$2.5	$(4.5)	$(0.6)	$(16.4)
Federal and state income tax benefit	(0.1)	(0.3)	—	—
Interest expense	11.3	11.2	33.6	34.4
Depreciation and amortization, including patient service equipment depreciation	14.4	16.1	44.1	47.6
Adjustments to EBITDA:
Accounts receivable adjustments (A)	—	—	5.0	—
Restructuring expense (B)	—	—	0.1	—
Settlement costs (C)	0.1	—	0.1	—
Non-cash equity-based compensation expense (D)	—	0.2	0.2	0.4

Adjusted EBITDA (1)	$28.2	$22.7	$82.5	$66.0

(1)	Non-GAAP Measure
(A)

Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operating performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the three months ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and have determined that an additional provision for doubtful accounts in the amount of $5.0 million is required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes that these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections.

(B)	Restructuring expense generally consists of severance costs.
(C)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.
(D)	Non-cash equity-based employee compensation expense provided as an explicit adjustment to EBITDA under our credit agreement.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 3

Selected Balance Sheet Data

	September 30, 2010	December 31, 2009
Cash and cash equivalents	$73.5	$58.9
Accounts receivable, net	70.4	67.7
Total current assets	158.4	142.7
Total assets	303.5	298.5
Total current liabilities	63.4	57.6
Long-term debt, less current portion	512.9	512.9
Total stockholders’ deficiency	(279.0)	(278.4)
Total liabilities and stockholders’ deficiency	303.5	298.5

Selected Cash Flow Data

	For the nine months ended September 30, 2010	For the nine months ended September 30, 2009
Net cash provided by operating activities	$52.4	$40.8
Net cash used in investing activities	(35.5)	(31.7)
Net cash used in financing activities	(2.3)	(0.7)